Exhibit 10.65

CONTRACT OF EMPLOYMENT

The Agreement is made on 18th February 2005 between SIRVA UK Limited, whose registered office is at Heritage House, 345 Southbury Road, Enfield, Middlesex EN1 1UP (“the Company”) and Kevin Pickford (“the Employee”) of [address omitted].

INTERPRETATION

In the Agreement the following words shall mean:

“the Company”	SIRVA UK Limited

“Chief Executive”	The President & CEO of SIRVA Inc or any other person to whom he may, from time to time, delegate the exercise of his powers

“the Group”	(i) SIRVA Inc;

(ii) any SIRVA Inc subsidiary (including without limitation, the Company and any of the Company’s subsidiaries);

(iii) any company which is an associate of SIRVA Inc or the Company

For the purposes of the above definitions the word “subsidiary” shall have the same meaning given by section 736 of the United Kingdom Companies Act 1985, and “associate” shall have the same meaning given by section 435 of the United Kingdom Insolvency Act 1986.

“Termination Date”	the date on which the Employee’s employment under the Agreement terminates

1.                COMMENCEMENT OF EMPLOYMENT

1.1              The Employee’s employment with previous employers in the Group counts as part of the Employee’s period of continuous employment with the Company.  Accordingly, the Employee’s period of continuous employment commenced on 27th of September, 1978.

1.2              The Agreement supersedes any previous agreement (whether written, oral or implied) between the Group and the Employee relating to his employment.  It is effective from 1 February 2005.

1.3              There are no agreements or arrangements (whether oral, written or implied) between the Group and the Employees relating to the employment of the Employee by the Company other than those expressly set out in the Agreement and the Employee agrees that he has not entered into the Agreement in reliance on any representation not expressly set out herein.

2.                JOB TITLE AND RESPONSIBILITIES

2.1              The Employee’s job title shall be President SIRVA Relocation Services - Europe and the Employee shall perform such duties and exercise such powers as are consistent with his appointment and as are from time to time given to him by the Chief Executive.  The Employee shall comply with all reasonable directions of the Chief Executive which may from time to time vary the duties and type and nature of work to be carried out by the Employee provided that the Employee’s remuneration shall not be altered by such a variation.

2.2              At all times throughout the course of the Employee’s employment with the Company:

2.2.1           the Employee shall during all his hours of work faithfully and diligently, devote (unless prevented by ill health) the whole of his time, attention, efforts and ability to his duties and the business of the Group and he shall at all times endeavour to promote the business and interests of the Group;

2.2.2           the Employee shall not directly or indirectly enter into or be concerned with or interested in any trade, business or occupation, nor shall he hold any Directorship or office, save for those of the Group;

2.2.3           clause 2.2.2 shall not apply to any trade, business and occupation.  Directorship or Office disclosed in Schedule 1 to the Agreement or which shall be disclosed subsequently and in respect of which the Chief Executive shall have given his consent in writing.  Nor shall the clause prevent the Employee from being the holder or beneficial owner of any class of securities in any company listed and dealt with in a recognised stock exchange or any other public securities where the Employee neither holds nor is beneficially interested in more than a total of 5% of any single class of securities.

2.3              After notice of termination has been given by either party pursuant to clause 14.1 or if the Employee seeks or indicates an intention to terminate his employment without notice there shall be no obligation on the Company to provide any work for the

Employee and the Company’s failure to do so for any reason shall not constitute a breach of the Agreement.  During any period when work is not provided to the Employee:

2.3.1           the Company may at its absolute discretion exclude the Employee from the premises of the Company and/or require him to carry out specified duties for the Company other than those referred to in clause 2.1 or carry out no duties whatsoever and/or instruct him not to communicate with suppliers, customers, employees, agents or representatives of the Company; and

2.3.2           the Employee will have the right to receive the salary and other benefits provided for under the Agreement

3.                PLACE OR PLACES OF EMPLOYMENT

3.1              The Employee’s principal place of work shall be at Enfield but the Company shall be entitled to require the Employee:

(i)               within reason, to relocate his place of work to any other office of the Company within the UK;

(ii)              to accept temporary assignments of reasonable duration away from the Employee’s principal place of work (whether within the UK or elsewhere in the world) for such duration as may be necessitated by the business requirements of the Group.

3.2              The Agreement governs the Employee’s employment by the Company whilst he is based in the UK.  It is anticipated that the Employee will be based in the UK for up to three years but the Company will review this from time to time depending on business requirements.  The Employee acknowledges that the salary and benefits payable to him pursuant to the Agreement will cease to apply if he agrees to relocate his place of work to any other office of the Group outside the UK.  In these circumstances, the Company will agree on an appropriate relocation package with the Employee.

4.                RELOCATION COSTS AND OTHER ALLOWANCES

4.1              The Company will provide the Employee with the following assistance under the Relocation Policy of the Group currently in force in connection with his relocation from Melbourne to the UK:

i.      relocation services ie destination services provided by SIRVA Relocation in the UK including the provision of appropriate air travel for the Employee and his family (including the pet dog) and payment for the cost of quarantine in the UK for the pet dog;

ii.     the shipping of personal goods to the UK and storage of personal goods in Australia and the fees for these services should be invoiced to the Company; and

iii.    a maximum payment of 12% of the Employee’s salary to cover relevant items.  This will be tax free up to £8000 (or such other sum as may be permitted by law from time to time) and will only be paid if fully supported by receipts and approved by the Senior Vice President or Vice President of Human Resources.  Relevant items for this purpose are the provision of goods, services and facilities eg carpets, curtains and soft furnishings which are not suitable for the new home.

4.2              The Company shall pay the Employee a housing allowance of £4,000 per calendar month less any net rental income that the Employee receives from the lease of his property in Melbourne.  The Employee agrees to inform the Company of the net monthly rent that he receives in relation to his property in Melbourne and will advise the Company immediately of any increase in this net monthly rental income.  The Employee shall provide such documentation in relation to his monthly rental income as the Company may reasonably request from time to time.  This housing allowance will be subject to deductions for income tax and employee national insurance contributions and will not form part of the Employee’s income for pension or bonus purposes.

4.3              In each calendar year for which the Agreement continues, the Company shall pay for up to four return air tickets from London to Melbourne to enable the Employee to take home leave.  These tickets will be purchased in line with SIRVA travel policy in force at the time of travel.

5.                HOURS

5.1              The Company’s normal office hours are from 09:00 -  17:30 Monday to Friday but the Employee is required to devote such additional time to the business as may be necessary for the proper performance of his duties or as the Company may reasonably require.

5.2              The Employee agrees that the limit on average weekly working time of 48 hours per week as set out in the Work Time Regulation 1998 shall not apply to his employment with the Company.

6.                PAY & OTHER BENEFITS

6.1              The Employee’s salary commencing on 1 February 2005 shall be £170,000 per annum inclusive of any director’s fee.

6.2              Salary shall accrue from day to day an be payable in 13 equal instalments in arrears by direct transfer to the Employee’s bank or building society account.

6.3              The Employee’s salary will be reviewed annually by the Chief Executive in his absolute discretion on or about January in each calendar year provided always that there shall be no obligation on the Company to award a salary increase.

6.4              The Employee will be eligible to benefit from the Company’s discretionary Management Incentive Plan to a maximum of 75% of the Employee’s annual salary.  The terms of such programme shall be determined by the Company from time to time.  Participation in or payments under any such programme for any year will not confer on the Employee any right to participate or to be paid in the following year or any subsequent years.

6.5              The Company will continue to contribute to the Employee’s superannuation benefit in Australia (SGC) on the same terms and conditions as those which applied prior to the commencement of the Agreement.

6.6              The Employee shall be entitled to a company car in accordance with SIRVA Europe car policy with a benchmark lease value of £1,000 per month.

6.7              The Employee shall be entitled to medical cover through his existing supplier in Australia and through an appropriate supplier in the UK.  The Employee shall also be entitled to dental insurance cover in the UK.

6.8              The Employee shall be entitled to join Tier 3 of the SIRVA UK Pension Scheme subject to the trust deed and rules of the Scheme from time to time.

7.                EXPENSES

7.1              The Employee shall be reimbursed such reasonable expenses as he may incur in the performance of the Agreement subject to such rules as may from time to time be notified by the Company and the production of such supporting documentation as the

Company may reasonably require.  Unless otherwise impractical, where a company credit card has been issued to the Employee, all expenses shall be paid for using that card.

8.                HOLIDAY ENTITLEMENT AND LONG SERVICE LEAVE

8.1              The Company’s holiday year runs from 1 January to 31 December.  The Employee is entitled, in addition to the customary public holidays, to take 25 working days as paid holiday in each holiday year to be taken at such times and periods as shall be agreed in advance with the Chief Executive.  Entitlement to holidays will accrue at two days per complete calendar month during the year of joining.

8.2              The Employee is entitled to take Long Service Leave on the same terms and conditions as those which applied prior to the commencement of the Agreement.

8.3              If the Employee’s employment terminates during any holiday year, entitlement to holiday during that year will be two days for each complete calendar month worked until termination which the Company may in its absolute discretion pay in lieu together with any final salary due.  Where at termination holiday in excess of entitlement has been taken a deduction for that excess will be made from final salary and the Employee consents to such deduction being made.

8.4              Unless previously agreed in writing, holiday entitlement unused at the end of one holiday year cannot be carried over into the next year.

8.5              Otherwise than as provided in clause 8.3 the Employee will not be paid in lieu of holiday entitlement not taken unless holiday is forfeit at the request of the Company.

8.6              Where the Employee is under notice to terminate his employment, the Company may require that any outstanding holiday entitlement be taken during that notice period.

8.7              Otherwise in clause 8.6 above, holiday may not be taken during a period of notice to terminate employment otherwise than with the consent of the Chief Executive.

9.                ILL HEALTH AND OTHER ABSENCE

9.1              Without prejudice to clause 14.3 (viii), if the Employee is absent from work as a result of ill health or injury for more than three consecutive working days he shall produce to the Company evidence of such ill health or injury and provided that the Company is satisfied by such evidence he shall be entitled to his salary as follows:

(i)               during the first 182 calendar days in aggregate of such absence in any 12 month period to his normal rate of salary;

(ii)              so long thereafter as such absence lasts, to such salary (if any), the Company shall in its absolute discretion decide.

The Company may deduct from any remuneration due to the Employee a sum equal to any social security benefits claimable by the Employee for ill health or injury.  In the event that any statutory sick pay is payable to the Employee by the Company for any period ob absence through sickness or injury pursuant to the provisions of the Social Security and Housing Benefits Act 1982, the remuneration for such period of absence payable by the Company hereunder shall include the amount of such Statutory Sick Pay.  Monday to Friday inclusive in each week shall be Qualifying Days for the purposes of the said Act.

9.2              Except as specifically provided, the Employee shall not be entitled to any remuneration in respect of any period of absence from work unless the Company otherwise agrees.

9.3              The Employee may be required to submit to an examination by a doctor or other medical specialist who will provide a report and prognosis to the Company where:

(i)               there has been or is likely to be a prolonged period of absence due to illness;

(ii)              in the opinion of the Chief Executive the Employee in his actions or performance has given grounds to reasonably believe that he is suffering from an illness, which may impair him in his ability to perform his duties and obligations under the Agreement;

(iii)             such an examination is a condition for the placing on risk or continuance of any insurance provided for the Employee by the Company.

Where a medical report is provided to the Company the Employee shall be entitled to request and receive a copy of that report.  The Company shall keep confidential the content of any report which the Company shall not, in any event, allow to be viewed otherwise than by an employee of an equivalent or senior level directly involved and concerned in the particular matter, and any professional advisers engaged in advising on that matter, in respect of which the report has been commissioned.

9.4              Where the Employee’s absence results from injury in circumstances where the Employee has the right to recover against a third party damages for loss and/or compensation for that injury clause 9.1 shall not apply .  However, the Company may in its absolute discretion and for such period as it deems appropriate advance by way of interest free loan to the Employee a sum as represents his net salary on condition that any advance so made is included in any claim made by the Employee against the third party and is repaid to the Company to the extent of any recovery.

10.              CONFIDENTIAL INFORMATION

10.1            The Employee shall not (except in the proper course of his duties hereunder) either during his employment or after it terminates make use of, or divulge to any person any confidential information concerning the business or finances of the Group.  Confidential information includes, but is not limited to the following:

(i)               trade secrets, copyright material, intellectual and other similar property rights in products, designs, developments or compiled information created by the Group, its employees, consultants or others on its behalf;

(ii)              information identifying customers for the products of services of the Group and prospective customers to whom the Group has made a presentation or provided a quotation or consultancy in relations to its products or services;

(iii)             market research collated or commissioned by the Group for the purpose of identifying markets and/or demand for the products of services of the Group or for new business areas for the Group to enter into;

(iv)             information relating to the identity of any company or business considered for acquisition by the Group and information compiled for the purposes of that consideration;

(v)              information relating to the financial status of the Company or any company within the Group and to any proposal to close or dispose of any company within the Group;

(vi)             information relating to the marketing of any product or service of the Group, and any pricing or similar arrangement in force between the Group and any of its suppliers or customers;

(vii)            information relating to the Group’s internal policies, organisation, management, future plans and staffing arrangements.

10.2            Clause 10.1 above shall not apply to the extent the Employee by law shall be required to disclose confidential information of the Group provided always that before disclosure is made the Employee shall have informed the Group of the requirement to make disclosure so as to afford them the opportunity to make legal challenge either on their own behalf or on behalf of the Employee that disclosure be made.

10.3            Whenever requested to do so by the Company, and in any event at the Termination Date, the Employee shall return to the Company any document or copy document containing confidential information in whatever form that confidential information may be held including, and for the avoidance of doubt, any document held on a computer disc or otherwise recorded by electronic means and whether or not the document but for it holding confidential information would have been the personal property of the Employee.

10.4            No copies of any document holding confidential information shall be retained by the Employee after he has been requested to return the document or after the Termination Date.

10.5            The restrictions in clause 10.1 shall cease to apply to information or knowledge which may (otherwise than where occasioned by the Employee) become available to the public generally.

10.6            Where the Employee is under notice to terminate his employment he shall not, otherwise than with the consent of the Chief Executive in writing, destroy or otherwise dispose of or part with possession of any documentation containing confidential information of the Group.

10.7            These obligations imposed by clause 10 are in addition to and not in substitution of any obligations imposed upon the Employee by law.

11.              COMPANY PROPERTY

On the termination of his employment for any reason or whenever requested by the Company, the Employee shall deliver up to the Company originals and copies of all documents, accounts, records, papers and all other property in his possession or control which relate in any way to the property business or affairs of the Company or the Group and he shall at the same time deliver up to the Company all other property of the Company or the Group in his possession or under his control.

12.              RETIREMENT

The Employee’s employment shall terminate in any event on the date on which he reaches the age of 65.

13.              DEDUCTIONS FROM MONEY DUE TO THE EMPLOYEE

If at any time money is owed and payable by the Employee to the Group whether under the provisions of the Agreement or otherwise the Employee agrees that the Company may deduct what is owed from any payment due (including salary or other emoluments) to the Employee from the Company under the Agreement.

14.              TERMINATION

14.1            The employment of the Employee may be terminated:

(i)               by the Employee on giving the Company six months written notice; or

(ii)              by the Company on giving the Employee 12 months written notice.

14.2            The Company has the absolute discretion to terminate the Agreement with immediate effect by giving notice of such termination and by paying to the Employee, in lieu of salary and other benefits pursuant to the Agreement, an amount equal to the minimum salary which the Employee would have earned from then until the first date upon which his employment could, apart from this clause 14.2 have been lawfully terminated, together with a further sum equivalent to the cost to the Company of providing the benefits which the Employee would have received in such period.  Any such payment to the Employee will be subject to tax and other statutory deductions required from time to time.

14.3            The Employee’s employment may be terminated by the Company forthwith if:

(i)               he makes any arrangements or composition with his creditors generally or there are grounds under section 267 of the United Kingdom Insolvency Act 1986 for the presentation of a creditor’s petition for a bankruptcy order to be made against him or an interim receiver of his property is appointed under section 286 of that Act;

(ii)              he is convicted of a criminal offence as a result of which he is sentenced to a term of imprisonment;

(iii)             he commits any serious breach of his duties or obligations under the Agreement;

(iv)             having committed any breach of his obligations he fails to rectify such breach (if reasonably capable of rectification) or commits a further or continuing breach after warning by the Chief Executive;

(v)              without good cause and in any material respect his conduct is in the reasonable opinion of the Chief Executive prejudicial to the interests of the Group.  In reaching any opinion convictions of a criminal offence not covered by clause 14.3.2 or any breach of any regulatory or business codes by the Employee may also be taken into account;

(vi)             being a director or officer of any company of any company in the Group he resigns his directorship or office without reasonable justification or becomes prohibited by law from being a director or officer of a company;

(vii)            he becomes of unsound mind or becomes a patient under the Mental Health Act 1983;

(viii)           by reasons of ill health or incapacity he is prevented from performing his duties for periods, which have exceeded in aggregate 182 calendar days in any 12 month period.

14.4            At the Termination Date the Employee agrees that he shall resign (without prejudice to any right he may have to claim compensation) from any directorship or other office of any company with the Group to which he may be appointed.  The Employee further agrees that such company shall make returns and/or file such documents with the Registrar of Companies as shall give effect to that resignation.  The Employee irrevocably authorises the Company to appoint any person in his name and on his behalf to sign any documents or do any things necessary to give effect to his obligations under this clause 14.5.

14.5            If the Employee’s employment shall be terminated by reason only of the liquidation of the Company for the purpose of amalgamation or reconstruction or the transfer of the business of the Company to any other company within the Group and the Employee shall be offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms no less favourable than the terms of the Agreement the Employee shall have no claim against the Company in respect of the termination of his employment hereunder.

15.              RESTRICTIONS

15.1            The Employee shall not at any time during a period of six months after the Termination Date canvass or solicit the custom of or deal with any customer in relation to the goods or services which are provided at the Termination Date by the Company or by any company in the Group for which the Employee has performed substantial executive services during the period of 12 months prior to the Termination Date.

15.2            For the purposes of clause 15.1 “customer” means any person from or company or organisation who or which at any time during the period of 12 months preceding the Termination Date was:

(i)               negotiating with the Company or any company in the Group for the sale or supply of goods or services;

(ii)              a client or customer of the Company or of any company in the Group or in the Group for the sale or supply of goods or services;

(iii)             in the habit of dealing with the Company or with any company in the Group for the sale or supply of goods of services and with whom the Employee had direct contract and material dealing during the 12 months immediately preceding the Termination Date.

15.3            The Employee shall be bound by the following restrictions in respect of any person employed by the Group in an executive, managerial, technical or sales capacity who is an employee of the Group at the Termination Date and with whom the Employee has had direct contact or dealing in the 12 months prior to the Termination Date (“Protected Employee”):

(i)               the Employee shall not (whether directly or indirectly) at any time during the period of 6 months after the Termination Date in connection with any business in or proposing to be in competition with the Company or with any company in the Group for which the Employee has performed substantial executive services during the period of 12 months prior to the Termination Date employ or offer to a Protected Employee any alternative employment or attempt in any way to persuade a Protected Employee to enter into any alternative employment or to leave the employment of the Company or the Group;

(ii)              the Employee shall during a period of 6 months after the Termination Date use his best endeavours to prevent any person from or Company with whom he may be engaged or connected and which is involved in or proposes to be involved in any business which is in competition with the Company or with any company in the Group for which the Employee has performed substantial executive services during the period of 12 months prior to the

Termination Date from employing or offering to a Protected Employee any alternative employment or from attempting in any way to persuade a Protected Employee to enter into any alternative employment or to leave the employment of the Company or the Group.

15.4            Without the consent in writing of the Chief Executive the Employee shall not at any time during the continuance of the Agreement or within a period of six months after the Termination Date:

(i)               be involved in, allow his name to be associated with, or provide consultancy or assistance to, the mounting of any take over or similar bid for the Company; and

(ii)              identify for acquisition to any third party or become involved in any offer to acquire or for the management buy-out of any company in the Group or any business activity of the Group.

15.5            The Employee shall not at any time after the Termination Date represent himself or cause or permit himself to be represented as being in any way connected with the Group.

15.6            The restrictions in clause 15 shall cover all actions by the Employee in whatever capacity and whether directly or indirectly through any third party, agent, company, partnership, employee, employer, associate (within the meaning of section 435 of the United Kingdom Insolvency Act 1986) or trust which if done by him personally would breach the provisions of the clause.

15.7            Whilst the restrictions in this clause 15 are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 15 is intended to be separate and severable.  If any restriction is held by to be unreasonably wide but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

16.              GRIEVANCES AND DISCIPLINARY MATTERS

16.1            The Company has a disciplinary procedure, which is available from the Group Human Resources Directorate.  The Employee agrees that he will comply with SIRVA’s Code of Conduct as amended from time to time.

16.2            The Employee shall bring any grievances or any appeal against a disciplinary decision in writing to the Chief Executive.  The decision of the Chief Executive shall be final.

16.3            If there shall be reasonable grounds to believe that the Employee has been guilty of serious misconduct the Company may suspend him from his duties and exclude the Employee from attendance at any premises of the Group until such time as an investigation and/or any disciplinary hearing which may result can be concluded.  During any period of suspension the Employee shall be entitled to receive his normal salary and benefits.

SIGNED by:	/s/ TODD W. SCHORR

Duly authorised to sign for and on behalf of SIRVA UK Limited

SIGNED by Kevin Pickford:	/s/ KEVIN PICKFORD